Exhibit 10



                                    AGREEMENT

         This Agreement is dated as of October 18, 2001 between Ford Motor Company, a Delaware corporation ("Ford"), and Ford Motor Credit Company, a Delaware corporation ("Ford Credit").

         RECITALS:

         A. Ford Credit supports the sale of Ford's products by providing, among other things, wholesale, retail and lease financing for the purchase and lease of those products.

         B. Ford Credit is highly dependent on the public debt markets to raise funds for its business.

         C. Ford Credit's ability to raise funds in the public debt markets is highly dependent on its credit ratings, which, in turn, are dependent on the level of Ford Credit's equity capital, the quality of its assets and its liquidity.

         D. It is important to the success of Ford that Ford Credit remains a viable finance company that can fund itself in the public debt markets and continue supporting the sale of Ford's products.

         E. Towards maintaining the viability of Ford Credit, the parties desire to provide for certain agreements regarding transactions between them and the creditworthiness of Ford Credit.

         NOW, THEREFORE, for good and valuable consideration and the mutual agreements herein provided, the parties agree as follows:

         1. The parties agree that all Affiliate Receivables (as defined below) shall be on arm's-length terms. For purposes hereof, "Affiliate Receivables" means any advance, loan, extension of credit, or other financing to Ford, The Hertz Corporation ("Hertz") or any affiliate of Ford whose assets and liabilities are classified on Ford's consolidated balance sheet as Automotive ("Automotive Affiliate"). Ford Credit shall enforce, and cause its subsidiaries to enforce, all Affiliate Receivables in a commercially reasonable manner, and Ford shall pay, and cause its Automotive Affiliates to pay, Affiliate Receivables in accordance with their terms.

         2. Ford Credit shall not, nor shall it permit any of its subsidiaries to, guarantee any indebtedness of, or purchase any equity securities issued by, or make any other investment in, Ford (parent company only), Hertz or any Automotive Affiliate. In addition, Ford Credit shall not, nor shall it permit any of its subsidiaries to, purchase or finance any real property or manufacturing equipment (including tooling) from or of Ford or any Automotive Affiliate that is classified as an Automotive asset on Ford's consolidated balance sheet. Ford shall not, nor shall it permit Hertz or any Automotive Affiliate to, request or require Ford Credit, or Ford Credit's subsidiaries, to do any of the transactions prohibited by this Section 2.

         3. Ford and Ford Credit agree that Ford Credit's total stockholder's equity as stated on or reflected in its consolidated financial statements shall, at the end of any calendar quarter during which this Agreement is in effect, be maintained at a commercially reasonable level appropriate to support the amount, quality and mix (i.e., retail finance receivables, wholesale finance receivables and lease receivables) of Ford Credit's assets as stated on or reflected in its consolidated financial statements for the same calendar quarter, taking into account general business conditions affecting Ford Credit.

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         4. Ford Credit shall, and shall cause each of its finance subsidiaries to, conduct its business, including its finance and lease business, in a prudent and commercially reasonable manner, including maintaining and adhering to credit risk underwriting standards for finance and lease receivables and residual assumptions for lease receivables it acquires or originates that are consistent with industry standards. Ford shall not, nor shall it permit any Automotive Affiliate to, require Ford Credit or any of its subsidiaries to accept credit or residual risk beyond what it would be willing to accept acting in a prudent and commercially reasonable manner. For avoidance of doubt, acquisition or origination of finance or lease receivables having terms that are not market-based shall be considered to be prudent and commercially reasonable if subsidies (in the form of interest rate subvention payments, guarantees, residual risk sharing arrangements or otherwise) are provided by Ford or an Automotive Affiliate in an amount sufficient to assure that Ford Credit or a finance subsidiary of Ford Credit, as the case may be, will receive the economic benefits of such receivables as if they had been acquired or originated on market-based terms. Notwithstanding the foregoing, in recognition of the fact that Ford uses Ford Credit as the exclusive provider of financial services for special retail and lease programs to support the sale of products manufactured by Ford and other Automotive Affiliates, it is understood that it would be commercially reasonable and prudent for Ford Credit to accept, to a limited extent, higher levels of credit risk than it might otherwise accept in order to continue as the exclusive provider of financial services to Ford and the other Automotive Affiliates with respect to such programs.

         5. Ford and Ford Credit agree that (a) Ford Credit shall at all times maintain its books, records, financial statements and bank accounts separate from those of Ford and any Automotive Affiliate; (b) Ford Credit shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its assets from those of Ford and any Automotive Affiliate; (c) the funds and other assets of Ford Credit shall not be commingled with those of Ford or any Automotive Affiliate; (d) Ford Credit shall at all times hold itself out as a legal entity separate and distinct from Ford and any Automotive Affiliate; (e) except with respect to the performance of their respective obligations under that certain Amended and Restated Profit Maintenance Agreement dated as of January 1, 1999 between Ford and Ford Credit (as it may be amended from time to time), each will act in a manner and conduct its business such that creditors of Ford, acting reasonably, will rely primarily on the creditworthiness of, and look solely to the assets of Ford, for repayment of indebtedness and creditors of Ford Credit, acting reasonably, will rely primarily on the creditworthiness of, and look solely to the assets of Ford Credit, for prepayment of indebtedness and (f) they otherwise will take such reasonable and customary action so that Ford Credit will not be consolidated with Ford or any Automotive Affiliate in any case or other proceeding seeking liquidation, reorganization or other relief with respect to Ford or any Automotive Affiliate or its debts under any bankruptcy, insolvency or other similar law.

         6. The sum of (i) the aggregate amount of unused committed bank line facilities, (ii) the unutilized portion of the aggregate dollar amount of receivables that bank-sponsored, commercial paper issuers (conduits) are contractually committed to purchase from Ford Credit and (iii) cash and marketable securities (and any other sources of liquidity that may be agreed upon from time to time) of Ford Credit and its consolidated subsidiaries shall at all times be at least equal to 100% of the outstanding commercial paper of Ford Credit and its consolidated subsidiaries.

         7. In the event that Ford or any of its subsidiaries engages in a corporate transaction that causes the Pension Benefit Guaranty Corporation ("PBGC") to threaten to terminate the pension plans sponsored by Ford or any of its subsidiaries, Ford shall, or shall cause any of its subsidiaries to, seek to negotiate a settlement with the PBGC to avoid an involuntary plan termination. In connection with such negotiated settlement, Ford shall endeavor not to grant to the PBGC a security interest in the assets of Ford Credit that has priority over the claims of unsecured creditors of Ford Credit.

         8. All determinations to be made under this Agreement shall be made in accordance with, or with reference to financial statements prepared in accordance with, United States generally accepted

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accounting principles. For purposes of this Agreement, the term "lease receivables" shall mean "net investment in operating leases" as stated on or reflected in Ford Credit's consolidated financial statements.

         9. During the term of this Agreement, Ford Credit shall continue to make inventory and capital financing generally available to dealers of vehicles manufactured or sold by Ford or its Automotive Affiliates and shall continue to make retail and lease financing generally available to such dealers' customers to substantially the same extent that Ford Credit has historically made such services available, so long as providing such services to such an extent would not result in a breach of any of the foregoing provisions. Nothing herein precludes Ford Credit from providing or continuing to provide financial services to automotive manufacturers other than Ford or its Automotive Affiliates.

         10. This Agreement shall be construed and interpreted in accordance with, and governed by, the internal laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

         11. This Agreement shall terminate on the Termination Date, which shall initially be October 17, 2006. On October 17, 2002, and on each October 17 thereafter during the term of this Agreement, the Termination Date shall be extended automatically for an additional one-year period (ending on the October 17 next following the then-current Termination Date) unless either party shall have given the other party written notice during the period beginning on the July 1 and ending on the October 1 immediately preceding such October 17, specifying its election not to extend the Termination Date beyond the then-current Termination Date and that the term of this Agreement shall, therefore, expire on such then-current Termination Date.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FORD MOTOR COMPANY                          FORD MOTOR CREDIT COMPANY



By:  /s/Elizabeth S. Acton                By: /s/Bibiana Boerio
     ----------------------------             ---------------------------
     Elizabeth S. Acton                       Bibiana Boerio
     Vice President and Treasurer             Executive Vice President and Chief
                                              Financial Officer